Exhibit 99.3

                [General Growth Properties, Inc. letterhead]

                              October 19, 2004

Platt W. Davis, III, Esq. (Via E-mail & UPS Overnight Delivery)
Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin
Houston, TX  77002-6760

David G. Elkins, Esq. (Via E-mail & UPS Overnight Delivery)
4251 Pirates Beach
Galveston, TX  77554

Kenneth E. Studdard (Via Fax & UPS Overnight Delivery)
6524 San Felipe #149
Houston, TX  77057

Re:  Rouse/GGP Merger

Dear Platt, David and Kenneth:

I was disappointed to receive your last e-mails because they suggest that you intend to interfere with the completion of the Rouse/GGP merger by challenging it as a Prohibited Transaction. Rouse and GGP have taken all appropriate steps to ensure that the merger transaction is not a Prohibited Transaction under the CSA, including the entering by GGP into an Assumption Agreement with Rouse, a copy of which is enclosed.

With respect to the tax effects of the Rouse/GGP merger, the Assumption Agreement includes the agreement of GGP to indemnify against prejudicial tax effects. As you know, we believe there are no such prejudicial effects resulting from the Rouse/GGP merger. If it turns out that there are prejudicial effects resulting from the merger, GGP is committed to providing indemnification to Holders for losses they suffer as a result of such prejudicial effects. The CSA is clear that a transaction is not "Prohibited" just because it has tax effects; it is only prohibited if it has a prejudicial effect. Since taxes are purely economic, an indemnity against prejudicial effects fully protects Holders in the event they suffer any losses, and we hope there will be none, and precludes a conclusion (and we believe any assertion) that the Rouse/GGP merger is a Prohibited Transaction under the CSA.

With respect to the point raised regarding marketable securities, GGP is neither incapable of, nor prohibited from, delivering freely tradable and readily marketable securities comparable to the Contingent Shares. The next share delivery date is February, and there is more than enough time for the registration of shares prior to that time. As indicated in my prior e-mails, GGP is willing to file a registration statement for these issuances even before closing in order to provide evidence of its commitment on this point.

Lastly, the issue that you have referred to as the "calculation issue" is an ordinary course interpretive dispute under the CSA that GGP is prepared to submit to mediation and the other dispute resolution mechanics of the CSA. Ordinary course disagreements are not a basis for a transaction being a Prohibited Transaction under the CSA.

In light of the assertions raised in your last e-mails, we have regrettably concluded that it is necessary for us to obtain a judicial determination that the Rouse/GGP merger is not a Prohibited Transaction. Accordingly, GGP and Rouse have today filed an action in the Delaware Chancery Court seeking a declaratory judgment that the Rouse/GGP merger is not a Prohibited Transaction. Copies of those papers are enclosed for your convenience.

We are prepared to move forward with the Delaware proceeding, but GGP and Rouse are also fully prepared to continue discussions in order to obtain your confirmation that the Rouse/GGP merger is not a Prohibited Transaction under the CSA. We continue to prefer to resolve these issues through discussion, and the most senior executives of GGP and Rouse stand ready to meet with you immediately to review and discuss these matters.

Please call me if you have any questions or want to discuss any of these items.

                                     Sincerely,

                                     /s/ Ronald L. Gern
                                     ------------------------------
                                     Ronald L. Gern
                                     Senior Vice President and General Counsel

RLG:dcm

Enclosure